EXHIBIT 10(vv)

GUARANTY

As a material inducement to Landlord to enter into the Lease dated December 18, 2006 (the “Lease”), between The EPOCH Group, L.C., as Tenant, and The Wells Fund XI – Fund XII – REIT Joint Venture, as Landlord, Blue Cross and Blue Shield of Kansas City, a Missouri health services corporation (“Guarantor”), hereby unconditionally and irrevocably guarantees the complete and timely payment and performance of each obligation of Tenant (and any assignee) under the Lease and any extensions or renewals of and amendments to the Lease. This Guaranty is an absolute, primary, and continuing, guaranty of payment and performance and is independent of Tenant’s obligations under the Lease. Guarantor shall be primarily liable, jointly and severally, with Tenant and any other guarantor of Tenant’s obligations. Guarantor waives any right to require Landlord to (a) join Tenant with Guarantor in any suit arising under this Guaranty, (b) proceed against or exhaust any security given to secure Tenant’s obligations under the Lease, or (c) pursue or exhaust any other remedy in Landlord’s power.

Until all of Tenant’s obligations to Landlord have been discharged in full, Guarantor shall have no right of subrogation against Tenant. Landlord may, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time, compromise, extend or otherwise modify any or all of the terms of the Lease, or fail to perfect, or fail to continue the perfection of, any security interests granted under the Lease. Without limiting the generality of the foregoing, if Tenant elects to increase the size of the leased premises, extend the lease term, or otherwise expand Tenant’s obligations under the Lease, Tenant’s execution of such lease documentation shall constitute Guarantor’s consent thereto (and such increased obligations of Tenant under the Lease shall constitute a guaranteed obligation hereunder); Guarantor hereby waives any and all rights to consent thereto. Guarantor waives any right to participate in any security now or hereafter held by Landlord. Guarantor hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, dishonor and notices of acceptance of this Guaranty, and waives all notices of existence, creation or incurring of new or additional obligations from Tenant to Landlord. Guarantor further waives all defenses afforded guarantors or based on suretyship or impairment of collateral under applicable Law, other than payment and performance in full of Tenant’s obligations under the Lease. The liability of Guarantor under this Guaranty will not be affected by (1) the release or discharge of Tenant from, or impairment, limitation or modification of, Tenant’s obligations under the Lease in any bankruptcy, receivership, or other debtor relief proceeding, whether state or federal and whether voluntary or involuntary; (2) the rejection or disaffirmance of the Lease in any such proceeding; or (3) the cessation from any cause whatsoever of the liability of Tenant under the Lease.

Notwithstanding anything to the contrary contained in this Guaranty, Guarantor’s liability under this Guaranty shall be limited to one million five hundred thousand dollars ($1,500,000.00) in the aggregate, plus Landlord’s costs of enforcement and collection hereunder. Provided Tenant is not in default under the Lease and further provided that Tenant has not been late in paying rent under the Lease on more than two (2) occasions (considering payments made by tenant or Guarantor during the cure periods provided for in the Lease as not being made late), then: (a) effective on the first day of the thirty seventh (37th) Lease Month and each succeeding

Lease Month the $1,500,000 cap shall be reduced by $83,333.33 and (b) effective on the first day of the fifty fourth (54th) Lease Month this Guaranty shall be terminated and of no further force or effect.

Guarantor shall pay to Landlord all costs incurred by Landlord in enforcing this Guaranty (including, without limitation, reasonable attorneys’ fees and expenses). The obligations of Tenant under the Lease to execute and deliver estoppel statements, as therein provided, shall be deemed to also require the Guarantor hereunder to do so and provide the same relative to Guarantor following written request by Landlord in accordance with the terms of the Lease. All notices and other communications given pursuant to, or in connection with, this Guaranty shall be delivered in the same manner required in the Lease. All notices or other communications addressed to Guarantor shall be delivered at the address set forth below. This Guaranty shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Landlord’s successors and assigns.

Executed as of December 12th 2006.
Blue Cross and Blue Shield of Kansas City, a Missouri health services corporation

By:	/s/ Tom Bowser	APPROVED-LEGAL SERVICES
Name:	Tom Bowser
Title:	President and Chief Executive Officer	/s/ C. Brent Bertram
C. Brent Bertram

DATE 12/12/06

Address:	One Pershing Square
2301 Main Street
Kansas City, MO 64108
Attention: Legal Services

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